Exhibit 99.1
FOR IMMEDIATE RELEASE
Aether Holdings To Acquire The Athlete’s Foot®
First deal for CEO D’Loren using the brand acquisition and management platform
Aether to do business as NexCen Brands
New York, N.Y.– August 21, 2006 — Aether Holdings, Inc. (“Aether” or the “Company”) announced today that it has entered into a definitive agreement to acquire The Athlete’s Foot®, the world’s largest athletic footwear and apparel franchise system, with over 575 locations in 40 countries. The acquisition includes The Athlete’s Foot® brand along with the global retail franchise operation.
This transaction follows the Company’s June 2006 acquisition of UCC Capital Corp. (“UCC”), which provided Aether with a platform from which to begin implementing a new intellectual property (“IP”) strategy focused on brand acquisition and management.
Aether intends to start doing business as NexCen Brands, Inc., which is more indicative of the Company’s new business focus.
“The Athlete’s Foot® is a retail brand that is recognized by consumers worldwide,” said Robert W. D’Loren, Aether’s President and Chief Executive Officer. “This franchise system will provide us not only with a historical and growing revenue stream, but also a flexible distribution channel for additional consumer brands that we plan to acquire in the future.” Mr. D’Loren continued, “This is an exciting first step for Aether toward building a large and diverse portfolio of consumer brands and franchise-related assets.”
Robert J. Corliss, President and Chief Executive Officer of The Athlete’s Foot®, will continue with Aether after the closing as President and CEO of Aether’s retail franchise division, NexCen Franchise Brands, Inc. He stated, “Our long-standing relationship with Bob D’Loren and UCC has served The Athlete’s Foot well over the past several years.” Mr. Corliss noted further, “We clearly envision successfully working together with Aether to expand and further enhance The Athlete’s Foot® brand globally.”
Aether will pay $51.5 million at closing through a combination of cash and the issuance of Aether common stock, less any assumed debt. Aether also agreed to an earn-out arrangement that will entitle the seller to receive up to an additional $8.5 million of cash and stock (in the same proportion as the initial consideration), if The Athlete’s Foot’s® financial results for the year ended December 31, 2006 meet certain specified targets. Aether has also agreed to enter into employment arrangements with certain key executives of The Athlete’s Foot, including Mr. Corliss. The transaction is expected to close before the end of 2006.
The Company also announced that in light of the attractive prospects of The Athlete’s Foot® acquisition, the robust pipeline for additional brand and franchise acquisitions, the board’s support for the potential of the IP strategy, the performance of the IP business management team, and the greater growth prospects in the IP business than the mortgage-backed securities (“MBS”) business, its board of directors has decided that it is in the best interests of Aether and its stockholders to exit the MBS business and devote Aether’s assets and resources to its IP business.
Because a sale of the MBS business may be considered a “sale of all or substantially all” of Aether’s assets under Section 271 of the Delaware General Corporation Law (the “DGCL”), Aether intends to seek shareholder approval to sell its remaining MBS portfolio and redeploy those assets into its IP business at its 2006 annual meeting. Aether intends to file a proxy statement for the annual meeting with the SEC within the next two weeks and anticipates that the annual meeting will be held early in the fourth quarter.
Conference Call
The Company will host a conference call to discuss its new business strategy on August 22, 2006 at 4:30 p.m. EDT. Interested parties may access the call at www.aetherholdings.com or by telephone at 800-310-7032 / 719-457-2694. Please ask for confirmation code 8004658. Replay of this call will be available until September 15, 2006, by calling 888-203-1112 / 719-457-0820, access code 8004658.
About the Companies
Aether Holdings is a brand acquisition and management company focused on assembling a diversified portfolio of IP-centric companies operating in the consumer branded products and franchise industries. The company also manages a portfolio of mortgage-backed securities through its wholly-owned subsidiary Aether Systems, Inc. Aether’s business objective is to become profitable and produce taxable earnings that will enable it to realize value, in the form of tax savings, from its significant accumulated tax loss carryforwards.
The Athlete’s Foot® is the world’s first franchisor of athletic footwear stores and is recognized today as the world leader in athletic footwear and retail franchising. Robert and David Lando opened the first The Athlete’s Foot® store in 1971 in Pittsburgh, Pennsylvania. It was the first athletic footwear specialty store of its kind in the United States. Soon thereafter, The Athlete’s Foot® began franchising domestically, with the first franchise store opening in Oshkosh, Wisconsin. The first international franchise store opened in 1978 in Adelaide, Australia, the beginning of The Athlete’s Foot® expansion into over 40 countries.
Forward-Looking Statement Disclosure
This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include those regarding expectations for the development of the new IP strategy business, expectations for the performance of The Athlete’s Foot® and Aether’s ability to complete the acquisition of The Athlete’s Foot®.. When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of future performance or results. The Company’s actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include: (1) we may not be successful in implementing the new IP strategy, (2) we may not complete the acquisition of The Athlete’s Foot® on the negotiated terms or at all, (3) we may not be able to realize value from our accumulated tax loss carryforwards, because of a failure to generate sufficient taxable earnings, regulatory limits or both; (4) we may not be able to acquire IP or IP centric companies or finance or exploit them on terms that are acceptable to the Company, (5) we are likely to face substantial competition in seeking to acquire and market desirable IP and IP centric companies, and competitors may have substantially greater resources than we do, (6) we may not be successful in operating or expanding The Athlete’s Foot® or integrating it into our IP business strategy, (7) risks associated with international operations and the operation of a franchise business (if we acquire The Athlete’s Foot®, which are new operations and operating risks for Aether and (8) other factors discussed in our filings with the Securities and Exchange Commission. The financial performance targets that must be achieved for the sellers of The Athlete’s Foot® to be entitled to receive additional consideration under the earn-out arrangement discussed above are not a prediction of future financial performance. Aether undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise
For more information on this transaction please contact:
Media Relations:
Marjorie Klein
MKlein Communications
(203) 938-2553

mklein6@optonline.net
Investor Relations:
Steve Bass
Aether Holdings, Inc.
(443) 394-5029
investor_relations@aetherholdings.com
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